Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Cempra, Inc. Announces Results of Intravenous Solithromycin Phase 1 Study

Chapel Hill, NC, Oct. 8, 2012 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced results of its Phase 1 study of intravenous (IV) solithromycin in healthy subjects. The study demonstrated that IV solithromycin was well tolerated, showed a favorable pharmacokinetic profile (PK) and achieved relevant plasma concentrations.

“Solithromycin is the first macrolide since azithromycin that has the potential to be administered both intravenously and orally,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “We believe that these data now position Cempra to initiate our IV-to-oral solithromycin Phase 3 trial when funding is in place. The availability of both intravenous and oral formulations of solithromycin would enable physicians to step-down therapy from IV to oral administration with the same antibiotic. A timely and appropriate switch to oral therapy is a significant goal of physicians and insurers, and can facilitate seamless discharge to outpatient care. This would be better both for the patient and the healthcare system.”

Study subjects were administered doses of solithromycin, ranging from 25 to 800 mg, or placebo. No serious adverse events or significant QT prolongation episodes were observed. Among patients receiving repeated doses of 400 mg daily for up to seven days, no clinically significant systemic adverse events were observed, and the desired PK profile was achieved, with clinically relevant peak solithromycin concentrations of 4 micrograms/mL. Modeling of the PK data suggest that initial intravenous dosing with 400 mg once-daily, with a switch to oral administration at the same dose when clinically appropriate will achieve concentrations of the drug that warrant its evaluation in the treatment of moderate to severe community acquired bacterial pneumonia caused by pathogens including azithromycin-resistant pneumococcus, Legionella, Mycoplasma, Moraxella, Hemophilus influenzae, and community-acquired methicillin-resistant Staphylococcus aureus.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates have both completed oral Phase 2 clinical trials and seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.